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                                                               EXHIBIT 99.(B)(9)


LOGO         AETNA LIFE INSURANCE AND             SUSAN E. BRYANT
             ANNUITY COMPANY                      Counsel
             151 Farmington Avenue                Law & Regulatory Affairs, RE4C
             Hartford, CT 06156                   (203) 273-7834
                                                  Fax: (203) 273-8340


September 18, 1995

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re: Aetna Insurance Company of America and its Variable Annuity Account I
    Post-Effective Amendment No. 4 to Registration Statement on Form N-4 File No. 33-80750
    Prospectus Title: AICA Growth Plus

Dear Sirs:

As Counsel of Aetna Insurance Company of America (the "Company"), I have represented the Company in connection with AICA Growth Plus, a group and individual variable annuity contract (the "Contract"), to be funded by the Company's Variable Annuity Account I and the Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940 relating to the Contract.

In connection with such representation, I have reviewed the Registration Statement for the Contract, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Contract are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when issued, will have been validly issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement and to my being named under the caption "Legal Matters" therein.

Sincerely,

/s/ Susan E. Bryant

Susan E. Bryant
Counsel
Aetna Insurance Company of America